EXHIBIT 3.2



                           CERTIFICATE OF DESIGNATION
                                     of the
                         RELATIVE RIGHTS AND PREFERENCES
                                     of the
                          SERIES I SPECIAL VOTING STOCK
                                       of
                                ASPI EUROPE, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

     ASPi Europe, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to Section 151 of the Delaware General Corporation Law:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby creates a series of the Corporation's previously authorized Preferred Stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

     1. Designation, Amount and Par Value. The designation of this series, which consists of one (1) share of Preferred Stock, is "Series I Special Voting Stock" (the "Special Voting Stock"), with $0.001 par value per share.

     2. Dividends and Distributions. The holder of Special Voting Stock shall be entitled to receive such dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared on one share of the Corporation's common stock (the "Common Stock") by the Board of Directors from time to time out of assets or funds of the Corporation legally available thereafter to the holder of record as it appears on the stock books on such record dates as are fixed by the Board of Directors, but only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. Such dividends shall not be cumulative.

     3.   Voting Rights.

          3.1 The share of Special Voting Stock shall entitle the holder thereof to an aggregate number of votes equal to the number of exchangeable shares (the "Exchangeable Shares") of ASPI Alberta Holdings, Inc., an Alberta corporation ("ASPi Canada"), outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries. The holder of the Special Voting Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

          3.2 Except as otherwise provided herein or by law, the holder of the Special Voting Stock and the holders of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

          3.3 Except as set forth herein, the holder of the Special Voting Stock shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

     4. Reacquired Shares. If the Special Voting Stock should be purchased or otherwise acquired by the Corporation in any manner whatsoever, then the Special Voting Stock shall be retired and cancelled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued and undesignated preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

     5. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation ("Liquidation"), whether voluntary or involuntary, the holder of Special Voting Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the sum of (i) the dividends declared, but not paid thereon to the date of the final distribution to such holder, and (ii) $100 per share, and no more, before any payment shall be made or any amounts distributed to the holders of shares of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Special Voting Stock (the "Junior Liquidation Stock"). The entire assets of the Corporation available for distribution, after the liquidation preferences of any class, or series of capital stock ranking prior to the Special Voting Stock as to liquidation rights (the "Senior Liquidation Stock") are fully met, shall be distributed ratably among the holders of shares of any class or series of the capital stock of the Corporation hereafter issued having parity as to liquidation rights with the Special Voting Stock in proportion to the respective accrued and unpaid dividends and preferential amounts to which each is entitled (but only to the extent of such accrued and unpaid dividends and preferential amounts) when such assets are not sufficient to pay in full the aggregate amounts payable thereon. Neither a consolidation nor merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

     6. No Conversion. The Special Voting Stock shall not be convertible into or exchangeable for any other class or series of capital stock, or any other securities, of the Corporation or any other corporation.

     7. Redemption. The Special Voting Stock shall not be subject to redemption by the Corporation until such time as there are no Exchangeable Shares outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and thereafter may be redeemed at any time by the Corporation, out of funds legally available for a stock redemption, for cash, at a price per share equal to the sum of $1.00 plus any declared and unpaid dividends, upon giving 30 days written notice to the holder of record of the Special Voting Stock at the address of such holder set forth in the stock books of the Corporation. No sinking fund shall be provided for the purchase or redemption of Special Voting Stock.

     8. Cancellation. At such time as (i) the Special Voting Stock entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of ASPi Canada outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and (ii) there is no share of stock, warrant, option or other agreement, obligation or commitment of ASPi Canada which by its terms could require ASPi Canada to issue any Exchangeable Share to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Special Voting Stock shall thereupon be retired and cancelled promptly thereafter. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued and undesignated preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

     9. Rank. The Special Voting Stock shall rank pari passu with the Common Stock as to payment of dividends, and prior to the Common Stock as to distribution of assets upon Liquidation to the extent provided in Section 5 hereof.

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the undersigned this ___ day of June, 2001.

                                     ASPI EUROPE, INC.


                                     By:
                                            -----------------------------------
                                     Name:  Damon Poole
                                     Title: Chief Executive Officer